EXHIBIT 10.12B

SECOND AMENDMENT TO LEASE

(Pandora)

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of June 16, 2010 by and between CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership (“Landlord”), and PANDORA MEDIA, INC., a California corporation (“Tenant”) with reference to the following facts:

RECITALS

A. Landlord and Tenant entered into that certain Office Lease (“Original Lease”), dated as of July 23, 2009, as amended by that First Amendment to Lease (“First Amendment”), dated as of April 13, 2010, pursuant to which Tenant leases certain premises (the “Premises”) known as Suite 1650, and currently consist of 14,644 rentable square feet on the sixteenth (16th) floor of that certain office project in the City of Oakland, California known as “Center 21” comprised of (i) a 20 story building located at 2101 Webster Street, Oakland California (the “2101 Webster Building”), and (ii) a nine story building located at 2100 Franklin Street (the “2100 Franklin Building”; the 2101 Webster Building and the 2100 Franklin Building are collectively referred to herein as the “Building”). The Original Lease, as amended by the First Amendment, is referred to herein as the “Lease.”

B. Concurrently with this Amendment, Landlord is delivering the Expansion Space to Tenant, and Tenant is exercising its option as to the Option Space, as both those terms are defined in the First Amendment.

C. The parties now agree to modify the Lease, in accordance with the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows (capitalized terms used but not defined herein shall have the meaning given them in the Lease):

AGREEMENT

1. Incorporation of Recitals. Recitals A, B and C above are incorporated herein by reference.

2. Premises. On or about June 15, 2010, Landlord shall deliver, and Tenant shall lease, the Expansion Space and the Option Space (collectively, the “Expanded Spaces”), which space consists of a total of approximately 9,807 rentable square feet on the 16th Floor of the Building, as more particularly indicated on Exhibit “A” attached hereto (the “Expanded Space Commencement Date”). Landlord shall not be liable for any delay in delivery of possession of the Expanded Spaces, provided that Tenant shall not be liable for any payments of Rent until and unless Landlord delivers the Expanded Spaces in accordance with this Amendment. Accordingly, effective upon the Expanded Space Commencement Date, the Premises shall be increased to include the Expanded Spaces, for a total of 24,451 rentable square feet. Effective as of the Expanded Space Commencement Date, all references in the Lease to the “Premises” shall mean and refer to the Premises, as herein expanded by the Expanded Spaces.

3. Term. The Expiration Date shall be extended such that the Lease shall terminate (“New Termination Date”) on September 30, 2016 (the period from October 1, 2014 through September 30, 2016 shall be known as the “Extended Term”). The period from the Expanded Space Commencement Date through the New Termination Date shall be known as the “Expanded Space Term.” Tenant shall not have any right to extend the Lease beyond the Extended Term.

4. Monthly Base Rent. The parties agree that the Base Rent and Additional Rent pertaining to the Expanded Spaces shall commence on the earlier of: (i) Tenant’s occupancy of the Expanded Spaces; and (ii) October 1, 2010 (the “Expansion Space Rent Commencement Date”). During the first twelve (12) months of the Expansion Space Term, Tenant shall pay a total of $26,478.90 (based on $2.70 per square foot) per month, as Base Rent. Thereafter, and for the remainder of the Expansion Space Term, Tenant shall pay the following:

Expanded Space Term	Monthly Rent	Monthly PSF Rent

Month 13-24	$27,067.32	$2.76

Months 25-36	$27,557.67	$2.81

Month 37-48	$28,342.23	$2.89

Month 49-60	$29,224.86	$2.98

Month 61 – New Termination Date	$30,107.49	$3.07

As to the original Premises, the parties acknowledge and agree that Tenant shall pay the Base Rent in accordance with the terms of Section 1.7 of the Original Lease, provided that during the Extended Term, Tenant shall pay $2.98 per rentable square foot per month for the first year of the Extended Term, and $3.07 per rentable square foot per month for the second year of the Extended Term.

5. Condition of the Option Space. Tenant hereby agrees to accept the Expanded Spaces in their “as-is” condition and Tenant hereby acknowledges that Landlord has made no representation or warranty regarding the condition of the Expanded Spaces.

6. Parking. Effective as of the Expansion Space Commencement Date and continuing throughout the Extended Term, Tenant shall have the right to rent from Landlord one (1) additional unreserved parking passes for use in the Parking Facility. Tenant’s rental and use of such additional parking passes shall be in accordance with, and subject to, all provisions of

Article 1.13 of the Lease including, without limitation, payment of the monthly parking rate specified therein.

7. Statement of Commencement Dates. Tenant agrees to execute and deliver a              commencement letter in a form substantially similar to that attached as Exhibit B to the Lease upon Landlord’s reasonable request.

8. Status of Lease. Except as amended by this Amendment, the Lease remains unchanged, and, as amended by this Amendment, the Lease is in full force and effect.

9. Counterparts. This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same Amendment. In addition, properly executed, authorized signatures may be transmitted via facsimile and upon receipt shall constitute an original signature.

10. Entire Agreement. There are no oral or written agreements or representations between the parties hereto affecting the Lease not contained in the Lease or this Amendment. The Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements, and understandings, if any, made by, to, or between Landlord and Tenant and their respective agents and employees with respect to the subject matter thereof, and none shall be used to interpret, construe, supplement or contradict the Lease, including any and all amendments thereto. The Lease, and all amendments thereto, shall be considered to be the only agreement between the parties hereto and their representatives and agents. To be effective and binding on Landlord and Tenant, any amendment, revision, change or modification to the provisions of the Lease must be in writing and executed by both parties.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first set forth above.

“Tenant”: PANDORA MEDIA, INC., a California corporation

By:	/s/ Steve Cakebread
Name:	Steve Cakebread
Its:	CFO

“Landlord”:

CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership

By:	CIM/Oakland Office Properties GP, LLC, its general partner

	By:	/s/ Avraham Shemesh
Avraham Shemesh Treasurer

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